UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 18, 2014

KID BRANDS, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Route 17 North, 6th Floor, Rutherford, New Jersey		07070
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Raphael Benaroya

Raphael Benaroya, the Chairman, Chief Executive Officer and President of Kid Brands, Inc. (the “Company”), informed the Company that he intended to resign as the Chief Executive Officer and President of the Company, citing “Good Reason”, as that term is defined in his employment agreement dated March 14, 2013 (the “Employment Agreement”). The Company and Mr. Benaroya determined to terminate their relationship on mutually agreed terms as described below.

Effective as of June 18, 2014, Mr. Benaroya resigned from his position as Chief Executive Officer and President of the Company and as Chairman of the Company’s Board of Directors.

On June 18, 2014, the Company entered into a Resignation and Release Agreement with Mr. Benaroya (the “Benaroya Release Agreement”), pursuant to which, in exchange for a mutual release of claims and termination of the Employment Agreement, including its restrictive covenants provisions, Mr. Benaroya agreed to waive any entitlement to payments that might have been due to him pursuant to the “Good Reason” resignation provisions of the Employment Agreement. The foregoing is qualified in its entirety by reference to the full text of the Benaroya Release Agreement, a copy of which is filed as Exhibit 10.1 attached hereto. In addition, on June 18, 2014, Mr. Benaroya and Salus Capital Partners, LLC, the Company’s lender, executed a mutual release of claims.

The Company and Mr. Benaroya also entered into an agreement in which Mr. Benaroya agreed that, if requested to do so by the Company, he would be available (on a basis that does not interfere with his then current employment) to assist the Company with certain continuing matters, for which assistance he would be compensated as he and the Company may agree.

Section 9.	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Resignation and Release Agreement, dated June 18, 2014, between Raphael Benaroya and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2014	KID BRANDS, INC.

	By:	/s/ Kerry Carr
Kerry Carr
Executive Vice President, Chief Operating Officer and Chief Financial Officer

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